Exhibit 99.1

9

NEWS RELEASE For release at 9:00 a.m. EST, 3/1/05 Contact: Jonas Berberich Toll free office: (800) 200-4848 Fax : (608) 664-3882 Email: pr@renlearn.com

2911 Peach Street ● P.O. Box 8036 ● Wisconsin Rapids, WI 54495-8036

Renaissance Learning®, Inc. Sells Generation21 Subsidiary to Current President

WISCONSIN RAPIDS, Wis., ― March 1, 2005— Renaissance Learning, Inc., (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K–12 schools, today announced that it has sold its wholly owned subsidiary, Generation21 Learning Systems, LLC to the current president of Generation21, John Stearns, effective today.  Generation21 is a provider of e-learning and knowledge management solutions to corporations.

Renaissance Learning had previously disclosed plans to divest Generation21 as part of the announcement of its growth strategy for 2005 and beyond.  Search efforts for strategic alternatives for Generation21 in past years and more recently had not been successful. The sale of Generation21 to the current president represented the best option available to meet the divestiture objective in terms of economics and timeliness, and for a smooth transition for customers and remaining employees.   Terms of the arrangement include the transfer of the membership interests in Generation21 to Mr. Stearns in exchange for a small cash payment up front and additional payments contingent on sales of Generation21 through 2011.  Renaissance Learning will record a gain on the sale of Generation21 of approximately $.6 million, which includes a one-time tax benefit of $1.0 million.

“We are pleased to complete an arrangement which meets our strategic objectives,” stated John R. Hickey, president and chief executive officer of Renaissance Learning.  “Divesting Generation21 will allow for total focus of management time on our core strategy of accelerating learning in K-12 schools.”  Generation21 recorded sales of $2.3 million and a pre-tax operating loss of $4.6 million in 2004.

Renaissance Learning®, Inc.

Renaissance Learning, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by more than 67,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork.  Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s growth prospects.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2003 Annual Report on Form 10-K and later filed Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Source: Renaissance Learning, Inc.

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